Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
(858) 550-7500	dmarkley@lhai.com
(310) 691-7100

Ligand Raises Fourth Quarter and Full Year 2013 Financial Forecast

SAN DIEGO (December 4, 2013) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) is revising upward its previous revenue and net income guidance for the fourth quarter and full year 2013 as a result of higher-than-expected sales of Captisol® material. Ligand now expects total revenues for the fourth quarter of 2013 to be between $14.0 million and $14.5 million, compared with previous guidance of between $11.0 million and $12.0 million. Non-GAAP earnings from continuing operations per diluted share for the fourth quarter of 2013 is expected to be between $0.31 and $0.32, compared with previous guidance of between $0.22 and $0.24.

For the full year 2013, Ligand expects total revenues to be between $48.0 million and $48.5 million, compared with previous guidance of between $45.0 million and $46.0 million. Non-GAAP earnings from continuing operations per diluted share for the full year 2013 is expected to be between $0.86 and $0.87, compared with previous guidance of between $0.77 and $0.79. The financial outlook for 2014 is unchanged.

Non-GAAP earnings from continuing operations per diluted share excludes expenses related to the increase or decrease in liability for contingent liabilities, write-off of in-process research and development and non-cash stock-based compensation. The forecasted non-GAAP measures are forward-looking statements for which the corresponding GAAP measure is not available; accordingly, we do not believe that reconciling information for such forecasted measures would be meaningful.

Ligand believes that the presentation of forward-looking non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, and are not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Future GAAP results may be materially different from such forward-looking non-GAAP measures.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on assembling a large portfolio of revenue-generating assets through licensing and acquisition with the goal to generate sustainable cash flow and profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals (a subsidiary of Amgen Inc.), Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Lundbeck Inc., Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol or www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These include statements regarding expectation of revenues and non-GAAP earnings from continuing operations per diluted share for the fourth quarter and full years 2013 and 2014. There can be no assurance that Ligand will achieve its guidance or financial outlook for the fourth quarter or full years 2013 and 2014. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning risk factors affecting Ligand's business can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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